SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 6, 2004

Date of Report

(Date of earliest event reported)

AQUANTIVE, INC.

(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

506 Second Avenue, 9th Floor, Seattle, Washington 98104

(Address of principal executive offices, including zip code)

(206) 816-8800

(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure

In accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the insider trading policy of aQuantive, Inc. (the “Company”), Nicolas J. Hanauer, a cofounder of the Company and Chairman of the Company’s Board of Directors, entered into a sales plan on February 6, 2004. The sales plan provides for the sale, during each week in the period beginning on February 21, 2004 and ending on February 6, 2005, of 15,000 shares of Mr. Hanauer’s common stock of the Company so long as the Company’s common stock price per share is at or above a certain prearranged minimum price, except that if the firm executing the trades is not able to sell 15,000 shares in any week, then in subsequent weeks more than 15,000 shares per week may be sold so long as the cumulative number of shares sold under the sales plan up to that time does not exceed 15,000 multiplied by the number of weeks that have elapsed since commencement of the sales plan period.

Mr. Hanauer entered into the sales plan in order to diversify his investment portfolio. Rule 10b5-1 permits the implementation of a written prearranged plan entered into at a time when the insider is not aware of any material nonpublic information and allows the insider to trade on a regularly scheduled basis regardless of any material nonpublic information thereafter received by the insider. At the completion of the sales plan, Mr. Hanauer will still hold a significant portion of his existing investments in the Company.

In accordance with general instruction B.2 of Form 8-K, the information in this report is furnished pursuant to Item 9 and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2004

AQUANTIVE, INC.

By:	/s/ MICHAEL VERNON
Name:	Michael Vernon
Title:	Chief Financial Officer